Exhibit 99.1

FOR IMMEDIATE RELEASE

FIRST NBC ANNOUNCES DELAY IN FILING 2015 ANNUAL REPORT

NEW ORLEANS, LA (August 15, 2016) - First NBC Bank Holding Company (“First NBC”) (NASDAQ: FNBC), the holding company for First NBC Bank, today announced that the filing of its Annual Report on Form 10-K for the year ended December 31, 2015 (“2015 10-K”) is being delayed as it works diligently with its auditors to complete and finalize the audit of the company’s 2015 financial statements, which will include the restatement of its previously issued (i) consolidated statement of financial condition as of December 31, 2014, and (ii) consolidated statements of operations, statements of changes in shareholders’ equity, statements of cash flows for the years ended December 31, 2014 and 2013, including the cumulative effect of the restatement on retained earnings as of the earliest period presented. Following discussions with staff of the Nasdaq Stock Market (“Nasdaq”), Nasdaq staff has agreed to extend the deadline for First NBC to file its 2015 10-K under its previously submitted compliance plan to August 25, 2016.

First NBC also announced today that it received a letter from the staff of Nasdaq on August 12, 2016 advising the company that because it had not yet filed its Quarterly Report on Form 10-Q for the period ended June 30, 2016, it was not in compliance with Nasdaq Listing Rule 5250(c)(1) with respect to the report. Rule 5250(c)(1) requires First NBC to timely file all required periodic reports and other documents with the Securities and Exchange Commission (“SEC”). The Nasdaq notification letter has no immediate effect on the listing or trading of First NBC’s common stock on the Nasdaq Global Select Market. First NBC received similar notifications from Nasdaq staff as a result of the delays in filing its 2015 10-K and its Quarterly Report on Form 10-Q for the period ended March 31, 2016.

As previously reported, in June 2016, First NBC submitted a plan to regain compliance with Nasdaq’s listing rules through the filing of all of its past due SEC reports. Under the plan, which was accepted by Nasdaq, First NBC agreed to file all of its past due SEC reports, other than its 2015 10-K, which is discussed above, not later than September 26, 2016. In accepting First NBC’s plan, Nasdaq staff granted First NBC an exception that permits the continued listing of its common stock on the Nasdaq Global Select Market during the term of the compliance plan.

On or before August 26, 2016, First NBC will submit to Nasdaq an update to its original compliance plan to formally incorporate the company’s Quarterly Report on Form 10-Q for the period ended June 30, 2016. The update will describe First NBC’s plans to file all past due filings on or before September 26, 2016 and indicate the company’s progress toward implementing the compliance plan.

About First NBC Bank Holding Company

First NBC, headquartered in New Orleans, Louisiana, offers a broad range of financial services through its wholly-owned banking subsidiary, First NBC Bank, a Louisiana state non-member bank. First NBC’s primary markets are the New Orleans metropolitan area, Mississippi Gulf Coast, and the Florida panhandle, which it serves from 39 full service banking offices located throughout its markets.

This release contains certain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements do not relate strictly to historical or current facts. Forward-looking statements reflect the current views and estimates of management of First NBC with respect to future economic circumstances, industry conditions, company performance and financial results. They often include the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors - many of which are beyond the control of First NBC - could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. Among other factors, actual results may differ from those described in forward-looking statements due to First NBC's ability to comply with its plan to regain compliance within the timeframes set forth in the plan, to maintain the listing of its securities on Nasdaq, and to comply with all other listing rules applicable to it, as well as to other factors included in filings made by First NBC with the Securities and Exchange Commission, including those risk factors set forth in First NBC’s Annual Report on Form 10-K for the year ended December 31, 2014. Forward-looking statements speak only as of the date they are made. Copies of First NBC’s reports filed with the SEC are available in the Investor Relations section of First NBC’s website, www.firstnbcbank.com. First NBC undertakes no duty to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made or to reflect the occurrence of unanticipated events.

For further information contact:
First NBC Bank Holding Company
Ashton J. Ryan, Jr.
President and Chief Executive Officer
(504) 671-3801
aryanjr@firstnbcbank.com